Exhibit 19
NEXTERA ENERGY, INC.
Securities Trading Policy

The Applicability of this Policy
This Policy applies to all of the directors, officers and employees of NextEra Energy, Inc. and its direct and indirect subsidiaries (all of which are collectively referred to herein as the “Company”), and to family members (as more fully described below), other members of a person’s household and entities controlled by a person covered by this Policy (collectively sometimes referred to as the “insiders”). The Company may also determine that other persons should be subject to this Policy, such as contractors who may have access to material nonpublic information.

The Reason for and Purpose of this Policy
The purchase or sale of securities while one is aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in securities based on such a “tip”, is prohibited by applicable securities laws. If you know such information about the Company or any business with whom the Company has a business relationship and you trade our or their securities, such as stocks or bonds, while in possession of that information or tell others about it before it is made public, you may have violated applicable securities laws. Violations related to insider trading are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and federal, state and foreign prosecutors and may be punished severely. While enforcement authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, United States securities laws also impose potential liability on the Company and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by Company personnel.

We have adopted this Policy both to satisfy the Company's obligation to prevent insider trading and to help Company insiders avoid the severe consequences associated with violations of applicable securities laws. This Policy also is intended to help Company employees and directors avoid even the appearance of improper conduct. We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and that reputation is a valuable business asset we must work to preserve.

The consequences of an insider trading violation can be severe. For example, insiders or their “tippees” who trade on inside information are subject to a civil penalty of up to three times the profit gained or loss avoided, a criminal fine of up to $5,000,000 (no matter how small the profit) and a jail term of up to 20 years. An insider who tips information to a person who then trades is subject to the same penalties as the tippee, even if the insider did not trade and did not profit from the tippee's trading. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, may be subject to a civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the insider's violation as well as a criminal penalty of up to $25,000,000.

A failure to comply with this Policy may also subject an employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. A violation of law, or even questionable conduct that leads to an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

This Policy is not meant to restrict the freedom of Company insiders to make appropriate personal investments, or the Company's right to legitimately use and disclose inside information in the ordinary conduct of its business.

Statement of Policy
General. It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the General Counsel or Chief Executive Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities: (a) buy or sell securities of the Company (except as otherwise set forth in this Policy or the Addendum with respect to transactions under Company plans and transactions pursuant to pre-approved trading plans that comply with SEC Rule 10b5-11 and were entered into at times when such person was not in possession of material nonpublic information relating to the Company), or engage in any other action to take personal advantage of that information; (b)
1 As set forth in the Addendum, all executive officers are expected to effect any and all trades pursuant to approved 10b5-1 plans and, absent extraordinary circumstances, all directors are expected to effect any and all sales of Company securities pursuant to approved 10b5-1 plans.

pass that information on to others outside the Company, including family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; (c) recommend the purchase or sale of any securities of the Company; or (d) assist anyone engaged in any of the above activities.

The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members, friends, business associates, investors and expert consulting firms, other than in accordance with those procedures. You also may not discuss material nonpublic information relating to the Company or its business in an internet "chat room," “tweet,” “blog” or similar internet or mobile phone-based forum, whether or not your identity is disclosed.

In addition, it is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in, or suggest that others trade in, that company's securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to high standards of ethical conduct.

Remember that anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Material Information. It is not possible to define all categories of material information and there is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances. However, information should be regarded as material if there is a reasonable likelihood that it would be considered significant by an investor in making a decision to buy, hold or sell securities. While it may sometimes be difficult under this standard to determine whether particular information is material, any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. While it is not possible to define all categories of material information, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:
•Financial results;
•Projections of future earnings or losses, or other earnings guidance, or changes to previously-announced earning guidance;
•News of a pending or proposed merger, acquisition or tender offer;
•News of the pending or proposed disposition or acquisition of a significant asset;
•Changes in dividend policy, the declaration of a stock split, or an offering of additional debt or equity securities;
•Significant rate, pricing or demand changes;
•News of a pending or proposed change in senior management;
•A pending change in independent auditors, or notification that the independent auditor’s reports may no longer be relied upon;
•Actual or threatened litigation or administrative proceedings posing significant exposures, or the settlement thereof;
•Development of a significant new product or process;
•Undisclosed major regulatory changes;
•The existence of solvency or financial liquidity problems; and

•The gain or loss of a significant customer or supplier or a substantial contract award or termination.

When Information is "Public". Nonpublic information is information that has not been previously disclosed to the general public and is not otherwise available to the general public. If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by a Company press release or SEC filing) and the investing public has had time to absorb the information. To avoid the appearance of impropriety, as a general rule, information should not be considered absorbed by the marketplace until one full Trading Day has elapsed following public disclosure of the information (or at least 24 hours, if the information is released during regular trading hours on the New York Stock Exchange), or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which the New York Stock Exchange is open for trading. For example, if the Company were to make an announcement prior to the opening of the market on a Monday, you may trade in the Company’s securities beginning when the market opens on Tuesday morning.

Transactions by Family Members. The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company's securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of family members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your family members.

Transactions by Entities that You Control. This Policy applies to any entities that you control, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Under Company Plans.
Stock Option Exercises. For purposes of this Policy, the Company considers the exercise of stock options for cash, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements, when you possess material nonpublic information (but not the sale of any such shares), to each be exempt from this Policy. Such exemption is appropriate because the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. In the event that the Company is in possession of material nonpublic information when you desire to exercise a stock option, the Company shall inform you that the Company is in possession of material nonpublic information and that any resale by you of shares acquired upon exercise of such options will be restricted until such information is disclosed. You may then elect to defer exercise of the stock option, assuming it is not expiring.

This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option (where permissible) and to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or the related withholding taxes.

Restricted Stock Vesting. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

Retirement Savings Plans. This Policy does not apply to purchases of Company stock in our employee retirement savings plans resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election or any Company matching contribution relating thereto. This Policy does apply, however, to certain elections you may make under the retirement savings plans, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your retirement savings plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) your election to pre-pay a plan loan if the pre- payment will result in allocation of loan proceeds to the Company stock fund.

Deferred Compensation Plan. This Policy does not apply to the share units or phantom shares credited under our deferred compensation plan in consideration of your periodic contribution of money or stock awards to the plan pursuant to the election you made at the time of your annual enrollment in the plan. This Policy also does not apply to share units or phantom shares credited in consideration of your lump sum contributions to the plan, provided that you elected to participate by lump- sum payment at the beginning of the applicable enrollment period.

This Policy does apply to your election to participate in the share unit or phantom share deferral accounts under the plan for any enrollment period, and to any modification or revocation of that election or early distribution pursuant to the plan, as well as to any exchange in respect of share units or any early distribution in respect of share units or phantom shares (in each case, to the extent any such modification, election, revocation, exchange or distribution is permitted under the plan).

Dividend Reinvestment Plan. This Policy does not apply to purchases of Company stock under the NextEra Energy Dividend Reinvestment and Direct Stock Purchase Plan resulting from your reinvestment of dividends paid on Company securities. This Policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to the plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company stock purchased pursuant to the plan.

Transactions Not Involving a Purchase or Sale. Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the insider is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified in the Addendum and the sales by the recipient of the Company securities occur during a blackout period. In addition, transactions in mutual funds that are invested in Company securities are not subject to this Policy.

Additional Prohibited Transactions. The Company considers it improper and inappropriate for any Company insider to engage in short-term or speculative transactions in the Company's securities. It therefore is the Company's policy that insiders may not engage in any of the following transactions:

Publicly Traded Options. A transaction in publicly-traded options is, in effect, a bet on the short-term movement of the Company's stock and therefore may create the appearance that the director or employee is trading based on material nonpublic information. Transactions in options also may focus the director's or employee's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in options, puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the section below captioned "Hedging Transactions."

Short Sales. Short sales of Company securities (i.e. the sale of a security that the seller does not own) evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller does not have confidence in the Company or its prospects. In addition, short sales may reduce the seller's incentive to seek to improve the Company's performance. For these reasons, short sales of the Company's securities are prohibited by this Policy. In addition, Section 16(c) of the Securities Exchange Act prohibits certain officers and directors of NextEra Energy and Florida Power & Light Company from engaging in short sales.

Hedging Transactions. Certain forms of hedging or monetization transactions with respect to the Company’s securities, such as prepaid variable forwards, equity swaps and collars, allow an insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as the Company's other shareholders. Therefore, these transactions are prohibited under this Policy.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described in the Addendum) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director or employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this Policy determines to use a standing or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined in the Addendum.

Post-Termination Transactions. This Policy continues to apply to your transactions in Company securities even after you have terminated employment, if you are in possession of material nonpublic information when your employment terminates. In that event you may not trade in Company securities until that information has become public or is no longer material.

Reminder to Directors and Executive Officers. Persons subject to the reporting requirements and limitations on short-swing trading transactions of Section 16 of the Securities Exchange Act are reminded that they (together with their family members) are subject both to this Policy and to the Company’s mandatory pre-clearance requirements set forth in the Addendum to this Policy. Also, directors and certain officers of NextEra Energy, Florida Power & Light Company and NextEra Energy Resources, LLC and their respective subsidiaries, and certain of their relatives and certain related corporations, trusts, estates and other organizations, are subject to the requirements of SEC Rule 144 (including its volume limitation and manner of sale requirements) when selling Company securities.

Certification of Compliance. All employees are required to review this Policy and, for those to whom it applies, the Addendum to this Policy upon commencement of service with the Company and at least annually thereafter, and to certify compliance with the Policy and, if applicable, the Addendum. Such certification may be by separate certificate or may be included in the annual certification of compliance with the Company’s Code of Business Conduct & Ethics. Each review requires reading the Policy and Addendum and seeking whatever assistance is needed to understand the Policy and Addendum fully.

Individual Responsibility/Company Assistance. Persons subject to this Policy have ethical, legal and contractual obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the General Counsel or any other employee or director pursuant to this Policy or the Addendum to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel.

Most recently amended October 12, 2023

Addendum to Securities Trading Policy
Pre-clearance and Blackout Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Company’s Board of Directors has adopted this Addendum to Securities Trading Policy. This addendum applies to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 (“executive officers”) and certain designated employees of the Company and its subsidiaries (“covered persons”) who have access to material nonpublic information about the Company, as well as the family members and controlled entities of those individuals. The positions of the covered persons subject to this addendum are listed on the attached Schedule I. The Company, through the General Counsel or the Chief Executive Officer, may from time to time designate other positions that are subject to this addendum and will amend Schedule I from time to time as necessary to reflect such changes or the resignation or change of status of any individual.

This addendum is in addition to and supplements the Company’s Securities Trading Policy (the “Policy”).

Pre-clearance Procedures

The Company’s directors and executive officers, and their family members and controlled entities, are covered by the following pre-clearance procedures.

Directors and executive officers, together with their family members, other members of their household and their controlled entities, may not engage in any transaction involving the Company’s securities (including without limitation a stock plan transaction such as an option exercise, a gift, a loan, a pledge, a contribution to a trust or any other transfer or transaction in any security of the Company or any of its subsidiaries) (any such transaction is referred to as a “transaction”) without first obtaining pre-clearance of the transaction from the Company’s General Counsel ( . A request for pre-clearance should be submitted to the General Counsel at least two business days in advance of the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. The General Counsel may not engage in any transaction in Company securities unless the Chief Executive Officer has approved the transaction(s) in accordance with the procedures set forth in this addendum.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the General Counsel. The requestor should also indicate whether he or she has effected any non-exempt “opposite way” transactions within the past six months.

Blackout Procedures

All directors, executive officers and covered persons, and their family members and controlled entities, are subject to the following blackout procedures.

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in the Company’s securities during the period beginning 15 days prior to the end of the quarter and ending after the first full business day following the release of the Company’s earnings for that quarter. Persons subject to these quarterly blackout periods include, without limitation, the persons currently listed on Schedule I attached to this addendum and all other persons who are informed by the General Counsel or the Chief Executive Officer that they are subject to the quarterly blackout periods. Note that transactions in the Company’s plans which are exempt under the Policy or to which the Policy does not apply are similarly not subject to the quarterly blackout periods.

Interim Earnings Guidance and Event-Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors, executives or employees. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons covered by the pre-clearance procedures set forth above (i.e., directors and executive officers), may not trade in the Company’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the General Counsel will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the General Counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information (as described in the Policy) about the Company.

Note that transactions in the Company’s plans which are exempt under the Policy or to which the Policy does not apply are similarly not subject to event-specific blackouts.

Directors and executive officers may also be subject to event-specific blackouts pursuant to an SEC regulation which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods. You will be notified if this blackout applies.

Approved 10b5-1 Plans

Trades by covered persons in the Company’s securities that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.

Absent extraordinary circumstances (as approved by the General Counsel or, with respect to trades by the General Counsel, the Chief Executive Officer), all executive officers are expected to effect any and all trades pursuant to approved 10b5-1 plans. Absent extraordinary circumstances, all directors are expected to effect any and all sales of Company securities pursuant to approved 10b5-1 plans. Modifications of approved 10b5-1 plans must also be approved.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan may not be adopted during a blackout period and must be entered into before you are aware of material nonpublic information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. There should be an appropriate “cooling off” period between the date a 10b5-1 plan is adopted and the commencement of trading as contemplated in the plan. Please consult with a compliance officer to determine an appropriate “cooling off” period following adoption of a 10b5-1 plan.

The Company requires that all 10b5-1 plans be approved in writing in advance by the General Counsel or the Corporate Secretary. All 10b5-1 plans should be submitted for approval at least five business days prior to entry into the 10b5-1 plan.

Post-Termination Transactions

If you are aware of material nonpublic information when you terminate employment or services, you may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this addendum will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services.

Company Assistance

Your compliance with this addendum and the Policy is of the utmost importance both for you and for the Company. If you have any questions about this addendum, the Policy or their application to any proposed transaction, you may obtain additional guidance from the General Counsel or the Corporate Secretary.

This Addendum was most recently revised on October 12, 2012.

Schedule I

Directors

All officers of NextEra Energy, Inc. (other than Assistant Secretaries, Assistant Treasurers and Assistant Controllers)

All officers of Florida Power & Light Company (other than Assistant Secretaries, Assistant Treasurers and Assistant Controllers)

All officers of NextEra Energy Resources, LLC and its direct subsidiaries (other than Assistant Secretaries, Assistant Treasurers and Assistant Controllers)

All officers of NextEra Energy Transmission, LLC and its direct subsidiaries
Director of Investor Relations
Assistant Controller, Financial Reporting
Manager, Financial Reporting
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